EXHIBIT 10.1

                Summary of Performance Award
 under the Nortek, Inc. 2000 Equity and Cash Incentive Plan


      On May 12, 2000, the Compensation Committee of the Nortek, Inc. Board of Directors approved a performance award to Richard L. Bready under the Nortek, Inc. 2000 Equity and Cash Incentive Plan. Mr. Bready will receive a cash payment if the Company's consolidated earnings before interest expense, taxes, depreciation and amortization ("EBITDA") during the year 2000 equals or exceeds certain targets. The award, if any, ranges from $900,000 in the event that EBITDA for 2000 equals or exceeds $180,000,000 to $4,000,000 in the event that EBITDA for 2000 equals or exceeds $266,666,667.